Exhibit 10.8

Summary of FY05 Compensation for DiamondCluster Outside Directors

FY05 Comp

Annual Retainer	$40,000(1)

Meeting attendance fees	None

Equity having a $
value of	$30,000 in Restricted Stock/
$30,000 in SARS

Vesting	Quarterly over one year

Notes:

(1) Increased from $25,000 to cover tax incurred on restricted shares upon filing of 83(b) election.

(2) All committee chairs receive an additional $10,000 in equity.

(3) All Audit Committee members, including the Audit Committee Chair, receive an additional $5,000 in equity.

(4) Board members must retain throughout their term ownership of equity valued at a minimum of $100,000 in accordance with director stock ownership guidelines.

(5) Board members will be expected to sell any equity through the Partner Equity Sales Program.